Exhibit 99.1

The Chefs’ Warehouse Reports Fourth Quarter 2025 Financial Results

Ridgefield, CT, February 11, 2026 - The Chefs’ Warehouse, Inc. (NASDAQ: CHEF) (the “Company” or “Chefs’”), a premier distributor of specialty food products in the United States, the Middle East, and Canada, today reported financial results for its fourth quarter ended December 26, 2025.

Financial highlights for the fourth quarter of 2025:

•	Net sales increased 10.5% to $1.14 billion for the fourth quarter of 2025 from $1.03 billion for the fourth quarter of 2024.
•	GAAP net income was $21.7 million, or $0.50 per diluted share, for the fourth quarter of 2025 compared to $23.9 million, or $0.55 per diluted share, in the fourth quarter of 2024.
•	Adjusted net income per share[1] was $0.68 for the fourth quarter of 2025 compared to $0.55 for the fourth quarter of 2024.
•	Adjusted EBITDA[1] was $80.3 million for the fourth quarter of 2025 compared to $68.2 million for the fourth quarter of 2024.

“Business activity and demand remained consistently strong through the fourth quarter amidst a healthy environment for our core upscale-casual to higher-end dining customer base. Our teams, across domestic and international markets, provided excellent product and service amidst a busy holiday season,” said Christopher Pappas, Chairman and Chief Executive of the Company. “During the quarter, we continued growing market share, closing the year with strong year-over-year organic volume growth, unique item placements and new customer acquisition. I would like to thank the entire Chefs’ Warehouse team for their dedication and commitment in delivering a strong 2025 for our team members, our customers and supplier partners, and our shareholders.”

Fourth Quarter Fiscal 2025 Results

Net sales for the fourth quarter of 2025 increased 10.5% to $1.14 billion from $1.03 billion in the fourth quarter of 2024. Organic sales increased $99.9 million, or 9.7% versus the prior year quarter. Sales growth of $9.1 million, or 0.8%, resulted from acquisitions. Organic case count increased approximately 3.3% in the Company’s specialty category for the fourth quarter of 2025 with unique customer and placement increases of 1.2% and 4.2% respectively, compared to the fourth quarter of 2024. Organic pounds sold in the Company’s center-of-the-plate category decreased approximately 2.4% for the fourth quarter of 2025 compared to the prior year quarter, primarily due to our exit of a non-core commodity poultry program in fiscal 2025.

Gross profit increased 10.2% to $276.6 million for the fourth quarter of 2025 from $251.0 million for the fourth quarter of 2024. The increase in gross profit dollars was primarily a result of increased sales volumes, price inflation and acquisitions. Gross profit margins decreased approximately 8 basis points to 24.2%. Gross profit margins increased 45 basis points in the Company’s specialty category and decreased 50 basis points in the center-of-the-plate category.

Selling, general and administrative expenses increased by approximately 8.9% to $225.2 million for the fourth quarter of 2025 from $206.8 million for the fourth quarter of 2024. The increase was primarily due to higher costs associated with compensation and benefits to support sales growth, higher depreciation driven by facility and fleet investments and higher self-insurance costs. As a percentage of net sales, selling, general and administrative expenses were 19.7% in the fourth quarter of 2025 compared to 20.0% in the fourth quarter of 2024.

1Earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, adjusted net income and adjusted net income per share are non-GAAP measures. Please see the schedules accompanying this earnings release for a reconciliation of EBITDA, Adjusted EBITDA, adjusted net income and adjusted net income per share to these measures’ most directly comparable GAAP measure.

Other operating expenses (income), net was expense of $8.2 million for the fourth quarter of 2025 compared to income of $2.3 million for the fourth quarter of 2024. The fourth quarter of 2025 reflected an impairment charge on a non-core customer relationship intangible asset of $8.0 million. The fourth quarter of 2024 included non-cash credits of $2.6 million for changes in the fair value of our contingent liabilities.

Operating income for the fourth quarter of 2025 was $43.2 million compared to $46.5 million for the fourth quarter of 2024. The decrease in operating income was driven primarily by the $10.5 million increase in other operating expenses, net as discussed above. As a percentage of net sales, operating income was 3.8% in the fourth quarter of 2025 as compared to 4.5% in the fourth quarter of 2024.

Net income for the fourth quarter of 2025 was $21.7 million, or $0.50 per diluted share, compared to $23.9 million, or $0.55 per diluted share, for the fourth quarter of 2024.

Adjusted EBITDA1 was $80.3 million for the fourth quarter of 2025 compared to $68.2 million for the fourth quarter of 2024. For the fourth quarter of 2025, adjusted net income1 was $29.9 million, or $0.68 per diluted share compared to adjusted net income of $23.9 million, or $0.55 per diluted share for the fourth quarter of 2024.

2026 Guidance

We are providing our fiscal 2026 full year financial guidance as follows:

•	Net sales in the range of $4.35 billion to $4.45 billion,
•	Gross profit to be between $1.053 billion and $1.076 billion and
•	Adjusted EBITDA[1] to be between $276 million and $286 million.

Fourth Quarter 2025 Earnings Conference Call

The Company will host a conference call to discuss fourth quarter 2025 financial results today at 8:30 a.m. ET. Hosting the call will be Chris Pappas, chairman and chief executive officer, and Jim Leddy, chief financial officer. The conference call will be webcast live from the Company’s investor relations website at http://investors.chefswarehouse.com. An online archive of the webcast will be available on the Company’s investor relations website.

Non-GAAP Financial Measures

We present EBITDA, adjusted EBITDA, adjusted net income and adjusted net income per share, as well as forecasted EBITDA and adjusted EBITDA ranges, which are not measurements determined in accordance with the U.S. Generally Accepted Accounting Principles (“GAAP”), because we believe these measures provide additional metrics to evaluate our operations and our forecasted results and which we believe, when considered with both our GAAP results and the reconciliation to net income and net income available to common shareholders, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA, adjusted EBITDA, adjusted net income and adjusted net income per share together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance.

1EBITDA, Adjusted EBITDA, adjusted net income and adjusted net income per share are non-GAAP measures. Please see the schedules accompanying this earnings release for a reconciliation of EBITDA, Adjusted EBITDA, adjusted net income and adjusted net income per share to these measures’ most directly comparable GAAP measure.

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The use of EBITDA, adjusted EBITDA, adjusted net income and adjusted net income per share as performance measures permits a comparative assessment of our operating performance relative to our GAAP performance while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Please see the schedules accompanying this earnings release for a reconciliation of EBITDA, adjusted EBITDA, adjusted net income and adjusted net income per share to these measures’ most directly comparable GAAP measure.

Forward-Looking Statements

Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to the following: our success depends to a significant extent upon general economic conditions, including disposable income levels and changes in consumer discretionary spending; the relatively low margins of our business, which are sensitive to inflationary and deflationary pressures and intense competition; changes in our credit profile and any effect they may have on our relationships with suppliers; the effects of rising costs for and/or decreases in supply of commodities, ingredients, packaging, other raw materials, distribution and labor; price reductions by our manufacturers of products that we sell which could cause the value of our inventory to decline or our customers to demand lower sales prices; fuel cost volatility and its impact on distribution, packaging and energy costs; our continued ability to promote our brand successfully, to anticipate and respond to new customer demands, and to develop new products and markets to compete effectively; our ability and the ability of our supply chain partners to continue to operate distribution centers and other work locations without material disruption, and to procure ingredients, packaging and other raw materials when needed despite disruptions in the supply chain or labor shortages; risks associated with the expansion of our business; our possible inability to identify new acquisitions or to integrate recent or future acquisitions, or our failure to realize anticipated revenue enhancements, cost savings or other synergies from recent or future acquisitions; other factors that affect the food industry generally, including: recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that customers could lose confidence in the safety and quality of certain food products; new information or attitudes regarding diet and health or adverse opinions about the health effects of the products we distribute; dependence on independent certifications for products; changes in disposable income levels and consumer purchasing habits; competitors’ pricing practices and promotional spending levels; fluctuations in the level of our customers’ inventories and credit and other related business risks; and the risks associated with third-party suppliers, including the risk that any failure by one or more of our third-party suppliers to comply with food safety or other laws and regulations may disrupt our supply of raw materials or certain products or injure our reputation; our ability to recruit and retain senior management and a highly skilled and diverse workforce; unanticipated expenses, including, without limitation, litigation or legal settlement expenses, adverse judgments, or impairment charges; the cost and adequacy of our insurance policies; the impact and effects of public health crises, pandemics and epidemics and the adverse impact thereof on our business, financial condition, and results of operations; economic and other developments, or events, including adverse weather conditions, in the culinary markets in which we operate; information technology system failures, cybersecurity incidents, or other disruptions to our use of technology and networks; our ability to realize the benefits we anticipate from investments in information technology;

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our ability to protect our intellectual property; significant governmental regulation and any potential failure to comply with such regulations; changing rules, public disclosure regulations and stakeholder expectations on ESG-related matters; federal, state, provincial and local tax rules in the United States and the foreign countries in which we operate, including tax reform and legislation; climate change, or the legal, regulatory or market measures being implemented to address climate change; the concentration of ownership among our existing executive officers, directors and their affiliates which may prevent new investors from influencing significant corporate decisions; risks relating to our substantial indebtedness; our ability to raise additional capital and/or obtain debt or other financing, on commercially reasonable terms or at all; our ability to meet future cash requirements, including the ability to access financial markets effectively and maintain sufficient liquidity; the effects of currency movements in the jurisdictions in which we operate as compared to the U.S. dollar; and the effects of international trade disputes, tariffs, quotas and other import or export restrictions on our international procurement, sales and operations. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. A more detailed description of these and other risk factors is contained in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 25, 2025 and other reports filed by the Company with the SEC since that date. The Company is not undertaking to update any information until required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States, the Middle East and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolateries, cruise lines, casinos and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 90,000 products to more than 55,000 customer locations throughout the United States, the Middle East and Canada.

Contact:

Investor Relations

Jim Leddy, CFO, (718) 684-8415

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THE CHEFS’ WAREHOUSE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 26, 2025	December 27, 2024	December 26, 2025	December 27, 2024
Net sales	$ 1,142,564	$ 1,033,568	$ 4,149,537	$ 3,794,212
Cost of sales	865,999	782,607	3,145,447	2,880,065
Gross profit	276,565	250,961	1,004,090	914,147

Selling, general and administrative expenses	225,151	206,803	849,789	784,852
Other operating expenses (income), net	8,195	(2,297)	9,195	1,088
Operating income	43,219	46,455	145,106	128,207

Interest expense	10,061	11,998	41,564	48,675
Income before income taxes	33,158	34,457	103,542	79,532

Provision for income tax expense	11,474	10,531	31,181	24,053

Net income	$ 21,684	$ 23,926	$ 72,361	$ 55,479

Net income per share:
Basic	$ 0.56	$ 0.63	$ 1.87	$ 1.46
Diluted	$ 0.50	$ 0.55	$ 1.68	$ 1.32

Numerator:
Net income	$ 21,684	$ 23,926	$ 72,361	$ 55,479
Add effect of dilutive securities:
Interest on convertible notes, net of tax	1,192	1,284	4,767	5,234
Net income available to common shareholders	$ 22,876	$ 25,210	$ 77,128	$ 60,713
Denominator:
Weighted average basic common shares outstanding	38,723,944	38,048,739	38,719,025	37,914,060
Dilutive effect of unvested common shares, stock options and warrants	827,613	909,257	787,321	745,064
Dilutive effect of convertible notes	6,494,970	7,136,289	6,494,970	7,323,941
Weighted average diluted common shares outstanding	46,046,527	46,094,285	46,001,316	45,983,065

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THE CHEFS’ WAREHOUSE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; in thousands)

	December 26, 2025	December 27, 2024
Cash and cash equivalents	$ 120,982	$ 114,655
Accounts receivable, net	392,374	366,311
Inventories	385,722	316,014
Prepaid expenses and other current assets	70,811	71,063
Total current assets	969,889	868,043

Property and equipment, net	342,019	275,781
Operating lease right-of-use assets	205,270	191,423
Goodwill	362,742	356,298
Intangible assets, net	137,310	160,383
Other assets	10,777	6,763
Total assets	$ 2,028,007	$ 1,858,691

Accounts payable	$ 275,622	$ 266,775
Accrued liabilities	78,458	68,538
Short-term operating lease liabilities	24,832	21,965
Accrued compensation	66,350	50,078
Current portion of long-term debt	28,197	18,040
Total current liabilities	473,459	425,396

Long-term debt, net of current portion	720,333	688,744
Operating lease liabilities	201,542	187,079
Deferred taxes, net	22,424	15,891
Other liabilities	5,940	3,935
Total liabilities	1,423,698	1,321,045

Common stock	407	402
Additional paid in capital	405,020	399,111
Accumulated other comprehensive loss	(2,763)	(3,807)
Retained earnings	201,645	141,940
Stockholders’ equity	604,309	537,646

Total liabilities and stockholders’ equity	$ 2,028,007	$ 1,858,691

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THE CHEFS’ WAREHOUSE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; in thousands)

	Fifty-Two Weeks Ended
	December 26, 2025	December 27, 2024
Cash flows from operating activities:
Net income	$ 72,361	$ 55,479

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	53,652	40,562
Amortization of intangible assets	24,478	24,372
Provision for allowance for credit losses	12,118	11,982
Deferred income tax provision	6,533	1,464
Stock compensation	21,242	17,778
Change in fair value of contingent earn-out liabilities	—	(3,266)
Intangible asset impairment	8,023	—
Non-cash interest and other operating activities	6,449	6,144
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(35,853)	(44,812)
Inventories	(67,114)	(32,205)
Prepaid expenses and other current assets	404	(6,036)
Accounts payable, accrued liabilities and accrued compensation	31,367	87,312
Other assets and liabilities	(4,441)	(5,713)
Net cash provided by operating activities	129,219	153,061

Cash flows from investing activities:
Capital expenditures	(41,426)	(49,506)
Cash paid for acquisitions, net of cash acquired	(4,583)	(315)
Cash paid for contingent earn-out liabilities	(750)	—
Net cash used in investing activities	(46,759)	(49,821)

Cash flows from financing activities:
Payment of debt and other financing obligations	(13,000)	(22,995)
Payment of finance leases	(15,566)	(7,057)
Common stock repurchases	(15,004)	(17,393)
Payment of deferred financing fees	(658)	—
Proceeds from exercise of stock options	—	175
Surrender of shares to pay withholding taxes	(11,994)	(7,412)
Cash paid for contingent earn-out liabilities	—	(3,800)
Borrowings under asset-based loan and revolving credit facilities	—	46,430
Payments under asset-based loan facility	(20,000)	(26,430)
Net cash used in financing activities	(76,222)	(38,482)

Effect of foreign currency translation on cash and cash equivalents	89	19

Net change in cash and cash equivalents	6,327	64,777
Cash and cash equivalents at beginning of period	114,655	49,878
Cash and cash equivalents at end of period	$ 120,982	$ 114,655

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THE CHEFS’ WAREHOUSE, INC.

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(unaudited; in thousands)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 26, 2025	December 27, 2024	December 26, 2025	December 27, 2024
Net income	$ 21,684	$ 23,926	$ 72,361	$ 55,479
Interest expense	10,061	11,998	41,564	48,675
Depreciation and amortization of property and equipment	14,607	11,201	53,652	40,562
Amortization of intangible assets	6,291	6,156	24,478	24,372
Provision for income tax expense	11,474	10,531	31,181	24,053
EBITDA (1)	64,117	63,812	223,236	193,141

Adjustments:
Stock compensation (2)	6,691	4,601	21,242	17,778
Other operating expenses (income), net (3)	8,195	(2,297)	9,195	1,088
Duplicate rent (4)	1,185	862	4,060	4,157
Moving expenses (5)	96	1,232	534	2,843

Adjusted EBITDA (1)	$ 80,284	$ 68,210	$ 258,267	$ 219,007

1.	See the “Non-GAAP Financial Measures” section of the press release.
2.	Represents non-cash stock compensation expense associated with awards of restricted shares of our common stock and stock options to our key employees and our independent directors.
3.	Represents non-cash changes in the fair value of contingent earn-out liabilities related to our acquisitions, non-cash charges related to asset disposals, asset impairments, including intangible asset impairment charges, certain third-party deal costs incurred in connection with our acquisitions or financing arrangements and certain other costs.
4.	Represents rent and occupancy costs expected to be incurred in connection with our facility consolidations while we are unable to use those facilities.
5.	Represents moving expenses for the consolidation and expansion of several of our distribution facilities.

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THE CHEFS’ WAREHOUSE, INC.

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME AND
ADJUSTED NET INCOME PER SHARE

(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 26, 2025	December 27, 2024	December 26, 2025	December 27, 2024
Net income	$ 21,684	$ 23,926	$ 72,361	$ 55,479
Adjustments to reconcile net income to adjusted net income (1):
Other operating expenses (income), net (2)	8,195	(2,297)	9,195	1,088
Duplicate rent (3)	1,185	862	4,060	4,157
Moving expenses (4)	96	1,232	534	2,843
Debt modification and extinguishment expenses (5)	150	173	675	1,460
Tax effect of adjustments (6)	(1,361)	9	(4,221)	(2,864)

Total adjustments	8,265	(21)	10,243	6,684

Adjusted net income (1)	$ 29,949	$ 23,905	$ 82,604	$ 62,163

Diluted adjusted net income per common share (1)	$ 0.68	$ 0.55	$ 1.90	$ 1.47

Numerator:
Adjusted net income (1)	$ 29,949	$ 23,905	$ 82,604	$ 62,163
Add effect of dilutive securities:
Interest on convertible notes, net of tax	1,192	1,284	4,767	5,234
Adjusted net income available to common shareholders	$ 31,141	$ 25,189	$ 87,371	$ 67,397
Denominator:
Weighted average basic common shares outstanding	38,723,944	38,048,739	38,719,025	37,914,060
Dilutive effect of unvested common shares, stock options and warrants	827,613	909,257	787,321	745,064
Dilutive effect of convertible notes	6,494,970	7,136,289	6,494,970	7,323,941
Weighted average diluted common shares outstanding	46,046,527	46,094,285	46,001,316	45,983,065

1.	See the “Non-GAAP Financial Measures” section of the press release.

2.	Represents non-cash changes in the fair value of contingent earn-out liabilities related to our acquisitions, non-cash charges related to asset disposals, asset impairments, including intangible asset impairment charges, certain third-party deal costs incurred in connection with our acquisitions or financing arrangements and certain other costs.

3.	Represents rent and occupancy costs expected to be incurred in connection with our facility consolidations while we are unable to use those facilities.

4.	Represents moving expenses for the consolidation and expansion of several of our distribution facilities.

5.	Represents debt modification costs, extinguishment costs and interest expense related to the write-off of certain deferred financing fees related to our credit agreements.

6.	Represents the adjustments to the tax provision values to reflect a normalized annual effective tax rate on adjusted pretax earnings of 30.0% for the fourth quarters and year-to-date periods of 2025 and 2024.

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THE CHEFS’ WAREHOUSE, INC.

RECONCILIATION OF ADJUSTED EBITDA GUIDANCE FOR FISCAL 2026

(unaudited; in thousands)

	Low-End Guidance	High-End Guidance
Net income:	$ 88,000	$ 92,000
Provision for income tax expense	34,000	36,000
Depreciation and amortization of property and equipment	85,000	87,000
Interest expense	41,000	42,000
EBITDA (1)	248,000	257,000

Adjustments:
Stock compensation (2)	23,500	24,000
Duplicate rent (3)	3,500	3,500
Other operating expenses (4)	1,000	1,500
Adjusted EBITDA (1)	$ 276,000	$ 286,000

1.	See the “Non-GAAP Financial Measures” section of the press release.

2.	Represents non-cash stock compensation expense associated with awards of restricted shares of our common stock and stock options to our key employees and our independent directors.

3.	Represents rent and occupancy costs expected to be incurred in connection with our facility consolidations while we are unable to use those facilities.

4.	Represents non-cash changes in the fair value of contingent earn-out liabilities related to our acquisitions, non-cash charges related to asset disposals, asset impairments, including intangible asset impairment charges, certain third-party deal costs incurred in connection with our acquisitions or financing arrangements, moving expenses for the consolidation and expansion of several of our distribution facilities and certain other costs.

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